UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant             No ☒

Filed by a Party other than the Registrant         No ☐

Check the appropriate box:

Yes ☐    Preliminary Proxy Statement

Yes ☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Yes ☒    Definitive Proxy Statement

Yes ☐    Definitive Additional Materials

Yes ☐    Soliciting Material Pursuant to §240.14a-12

LIFE SCIENCES RESEARCH, INC.
______________________________________________________________________________________________________________________
(Name of Registrant as Specified in its Charter)

______________________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

Yes ☒    No fee required.

Yes ☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined);

(4)	Proposed maximum aggregate value of transaction:

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☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
   Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

LIFE SCIENCES RESEARCH, INC.
METTLERS ROAD, P.O. BOX 2360
EAST MILLSTONE, NJ  08875
(732) 649-9961

                        April 10, 2009

Dear Stockholder:

The directors and officers of Life Sciences Research, Inc. cordially invite you to attend the Annual Meeting of Stockholders of the Company to be held on May 21, 2009, at 10:00 a.m., local time. The meeting will be held at 53 Street, Urbanizacion Obarrio, Panama, Republic of Panama.  Notice of the Annual Meeting, the Proxy Statement and a proxy card are attached.

At this year's meeting you will be asked to (i) elect directors and (ii) transact such other business as may properly come before the meeting.  As always, we appreciate your interest in our Company.

Very truly yours

Andrew H. Baker
Chairman of the Board
and Chief Executive Officer

LIFE SCIENCES RESEARCH, INC.
METTLERS ROAD, P.O. BOX 2360
EAST MILLSTONE, NJ  08875
(732) 649-9961

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2009

Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Life Sciences Research, Inc., a Maryland corporation (the "Company" or "LSR"), will be held at 53 Street, Urbanizacion Obarrio, Panama, Republic of Panama on May 21, 2009 at 10:00 a.m., local time, for the purpose of considering and voting on the following matters described in the attached Proxy Statement:

1.           Election of directors;

2.	Transacting such other business as may properly come before the Meeting or any adjournment thereof.

Our Board recommends that you vote FOR all directors nominated for election in Item 1.  Holders of record of voting common stock at the close of business on March 23, 2009 (the "Record Date") shall be entitled to notice of and to vote at the Meeting or any adjournment thereof.  You are invited to attend the Meeting in person.  Stockholders who attend the Meeting may vote their shares personally, even though they have previously returned Proxies.

PLEASE NOTE THAT YOU WILL NEED GOVERNMENT ISSUED PHOTO ID AND PROOF THAT YOU OWN LSR STOCK TO BE ADMITTED TO THE MEETING.  IF WE CANNOT VERIFY THAT YOU OWN LSR SHARES, YOU MAY NOT BE ADMITTED TO THE MEETING.

This year LSR will be using the “Notice and Access” method of providing proxy materials to you via the internet.  In accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders via the internet.  If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request a printed copy.  Instead, the Notice of Internet Availability will instruct you how to access the Internet to review all of the important information contained in the proxy materials.  The Notice of Internet Availability also instructs you how to submit your proxy on the Internet.  If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

The Notice of Internet Availability is first being sent to stockholders on or about April 10, 2009.  Also on April 10, 2009, the proxy statement and the form of proxy relating to the 2009 annual meeting, as well as our Annual Report on Form 10-K for the year ended December 31, 2008, are first being made available to stockholders (although the 2008 Annual Report on Form 10-K has been posted on LSR’s website, www.lsrinc.net, since March 16, 2009).

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.

Registered shareholders may vote:

•	By Internet at www.proxyvote.com. This will require your 12-digit control number.
•	By telephone by calling the number shown on the proxy card.
•	By mail by requesting completing, signing, dating and returning the proxy card, as outlined in the Notice of Internet Availability.

Beneficial holders:  If your shares are held in the name of a bank, broker or other holder of record, follow the instructions you receive from the holder of record to vote your shares.

The Meeting may be adjourned from time to time without notice other than announcement at the Meeting and any business for which notice of the Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

Your attention is invited to the attached Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS:

Mark L. Bibi
Secretary and General Counsel

Dated: April 10, 2009

Questions and Answers About the 2009 LSR Annual Meeting of Stockholders

Why Did You Make This Proxy Statement Available?

We made this proxy statement and the proxy cards available to you because our Board of Directors is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders.  This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting.  The proxy statement and accompanying proxy card are first being made available to shareholders on or about April 10, 2009.

When Is The Annual Meeting?

The annual meeting will be held on May 21, 2009, at 10:00 a.m., local time, at 53 Street Urbanizacion Obarrio, Panama, Republic of Panama.

What Am I Voting On?

At the annual meeting, you will be voting:

•	To elect five directors, for a one-year term;

•	Any other matter, if any may properly come before the meeting and any adjournment or postponement of the annual meeting.

How Do You Recommend That I Vote On These Items?

The Board of Directors recommends that you vote FOR each of the director nominees.

Who Is Entitled To Vote?

You may vote if you owned our common shares as of the close of business on March 23, 2009, the record date for the annual meeting.

How Many Votes Do I have?

You are entitled to one vote for each common share you own.  As of the close of business on March 23, 2009, we had 13,347,295 common shares outstanding.

How Do I Vote By Proxy Before The Meeting?

Before the meeting, registered shareholders may vote shares in one of the following three ways:
•	By Internet at www.proxyvote.com
•	By phone at the telephone number shown on the proxy card; and
•
By mail by requesting a hard copy of the proxy card (which may be done by accessing http://materials.proxyvote.com/65338C and requesting a hard copy of proxy materials) and then completing, signing, dating and returning the proxy card in the postage paid envelope provided (see instructions on proxy card).

Please refer to the proxy card for further instructions on voting by Internet or telephone.  Please use only one of the above-mentioned three ways to vote.

Please follow the directions on your proxy card carefully.  If you hold shares in the name of a broker, your ability to vote those shares by Internet and telephone depends on the voting procedures used by your broker, as explained below under “How Do I Vote If My Broker Holds My Shares in “Street Name”?”

May I Vote My Shares In Person At The Meeting?

Yes.  You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone.  Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting.

May I Change My Mind After I Vote?

Yes.  You may change your vote or revoke your proxy at any time before the polls close at the meeting.  You may change your vote by:

•	Signing another proxy card with a later date and returning it to Life Sciences Research, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, prior to the meeting;
•	Voting again by Internet or telephone prior to the meeting; or
•	Voting again at the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary at Life Sciences Research, Inc., P.O. Box 2360, Mettlers Road, East Millstone, NJ 08875.

What Shares Are Included On My Proxy Card?

Your proxy card includes shares held in your own name.  If you participate in the Huntingdon Life Sciences 401(k) Savings and Investment Plan (the “401(k)”), you will receive a separate proxy card for your 401(k) shares.  You may vote these shares by Internet, telephone or mail, all as described on the applicable proxy card.  The proxy card does not include any shares held in a brokerage account in the name of your bank or broker (such shares are said to be held in “street name”).

How Do I Vote If I Participate In The 401(k) Plan?

If you hold shares in the 401(k) Plan, these shares are represented by a separate proxy card.  Your completed proxy card serves as voting instructions to the trustee of the plan.  You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares by Internet, telephone or mail, all as described on the enclosed proxy card.  If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

How Do I Vote If My Broker Holds My Shares In “Street Name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on your proxy card.  Instead, your bank or broker will send you directions on how to vote those shares.

What If I Return My Proxy Card Or Vote By Internet Or Telephone But Do Not Specify How I Want To Vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR the election of each of the director nominees.

If you participate in the 401(k) Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions, as explained above under the question “How Do I Vote If I Participate In The 401(k) Plan?”

Who May Attend The Meeting?

The annual meeting is open to all holders of our common shares.  To attend the meeting, you will need to register upon arrival.  We may check for your name on our shareholders’ list and ask you to produce valid government issued identification.  If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership.  If we cannot verify that you own our common shares, you may not be admitted to the meeting.

How Many Shares Must Be Present To Hold The Meeting?

In order for us to conduct our meeting, a majority of our outstanding common shares as of March 23, 2009, the record date for the meeting, must be present in person or by proxy at the meeting.  This is called a quorum.  Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

How Many Votes Are Needed To Elect Directors?

The director nominees receiving the highest number of “FOR” votes will be elected as directors.  This number is called a plurality.  Consequently, shares that are not voted, because you marked your proxy card to withhold authority for all or some nominees, or because you did not complete and return your proxy card, will have no impact on the election of directors.

What Is A “Broker Non-Vote”?

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares.  A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the New York Stock Exchange rules.  Proposal 1 (election of directors) is considered a routine matter under the current New York Stock Exchange rules, so your bank or broker will have discretionary authority to vote your shares held in street name on that item.  Abstentions and broker non-votes count for quorum purposes, but not for the voting of these proposals.  A broker non-vote may also occur if your broker fails to vote your shares for any reason.

How Will Broker Non-Votes Be Treated?

Broker non-votes will be treated as shares present for quorum purposes.

How Will Abstentions Be Treated?

Abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the effect as votes against a proposal.

How Will Voting On “Any Other Business” Be Conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement.  If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Who Pays For The Solicitation Of Proxies?

Our Board of Directors is making this solicitation of proxies on our behalf.  We will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement.  We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so that you may vote your shares.  Our directors, officers and regular employees may undertake proxy solicitation efforts by contacting you by telephone or electronic communication or in person.  We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

How Can I Find The Voting Results Of The Meeting?

We will include the voting results in our Form 10-Q for the quarter ending June 30, 2009, which we expect to file with the Securities and Exchange Commission (the “SEC”) on or before August 10, 2009.

How Do I Submit A Shareholder Proposal For, Or Nominate A Director For Election At Next Year’s Annual Meeting?

If you wish to submit a proposal to be included in our proxy statement for our 2010 Annual Meeting of Shareholders, we must receive it at our principal office on or before January 21 2010.  Please address your proposal to:  Corporate Secretary, Life Sciences Research, Inc., P.O. Box 2360, Mettlers Road, East Millstone, NJ 08875.

We will not be required to include in our proxy statement a shareholder proposal that is received after that date or that otherwise does not meet the requirements for shareholder proposals established by the SEC or as set forth in our By-laws.  For a more detailed description of further requirements for stockholder proposals, please see the section of the proxy statement captioned “Stockholder Proposals”.

Are You “Householding” For Shareholders Sharing The Same Address?

Yes.  The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders.  This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs.  It also reduces the volume of mail you receive.  This year, we are delivering only one proxy statement and 2008 Annual Report on Form 10-K to multiple registered shareholders sharing an address who request a hard copy of those materials, unless we receive instructions to the contrary from one or more of the shareholders.  We will still be required, however, to send you and each other shareholder at your address upon request an individual proxy voting card.  If you nevertheless would like to receive more than one copy of this proxy statement and our 2008 Annual Report on Form 10-K, we will promptly send you additional copies upon written or oral request directed to the Company.  You may also notify us that you wish to receive a separate annual report or proxy statement in the future, or to request delivery of a single copy of an annual report or proxy statement if you are receiving multiple copies.

PROXY STATEMENT

GENERAL INFORMATION

PROXY SOLICITATION

This Proxy Statement is furnished in connection with the solicitation of proxies (the "Proxies") by and on behalf of the Board of Directors of Life Sciences Research, Inc., a Maryland corporation ("LSR" or the "Company"), for its Annual Meeting of Stockholders (the "Meeting") to be held at 10:00 a.m., local time, on May 21, 2009 at 53 Street, Urbanizacion Obarrio, Panama, Republic of Panama, or at any adjournment thereof.  The Company anticipates that this Proxy Statement and the accompanying form of Proxy will be first mailed or given to the stockholders of the Company on or about April 10, 2009.

The cost of soliciting Proxies will be borne by the Company.  Officers and regular employees of the Company, without additional compensation, may solicit Proxies by further mailing, telephone, telegraph, facsimile transmission or by personal conversations.  The Company will, upon request, reimburse banks, brokerage firms, nominees, fiduciaries and other custodians for their expenses in forwarding solicitation material to the beneficial owners of the Company's voting common stock, par value $.01 per share (the "Common Stock").

Any Proxy that is properly submitted to the Company may be revoked by the person giving it at any time before it has been voted.  Proxies may be revoked by (i) delivering to the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the Proxy, (ii) duly executing a subsequent Proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a Proxy).

INFORMATION ABOUT VOTING

The persons named in the Proxies will vote the Proxies in accordance with the instructions specified therein.  Unless instructed to the contrary in a Proxy that is returned by a stockholder of the Company, the Proxy will be voted FOR the persons named below in the election of the Company's Board of Directors. The persons named in the Proxy will exercise their judgment with respect to other matters which may properly come before the Meeting.  The Company is not currently aware of any other matters to come before the Meeting.

If you participate in the Huntingdon Life Sciences Inc. Savings and Investment Plan (the Company’s “401(k) Plan”), you may vote shares of Common Stock of the Company credited to your 401(k) account by instructing the trustee of the 401(k) Plan, pursuant to the separate 401(k) Plan instruction card being mailed with this Proxy Statement to plan participants.  You should complete and return the 401(k) Plan instruction card to the proxy tabulators at the address set forth on that card.  The trustee will vote your shares in accordance with your duly executed instructions received by May 14, 2009.  If you do not send instructions, the shares credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions.

You may also revoke previously given voting instructions by May 14, 2009 by filing with the proxy tabulators either a written notice of revocation or a properly completed and signed voting 401(k) Plan instruction card bearing a later date.

If you hold shares through a broker, follow the voting instructions you receive from your broker.  If you want to vote in person at the Meeting, you must obtain a legal proxy from your broker and present it at the Meeting.  If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares.

Holders of a majority of the shares of Common Stock of the Company entitled to vote, present in person or represented by proxy, constitute a quorum at the Meeting.  Under Maryland law, an abstention is not a vote cast.  However, abstentions are counted as present for purposes of establishing the quorum necessary for the Meeting to proceed.  Likewise, if a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"), such broker non-vote is counted as present for purposes of establishing the quorum necessary for the Meeting to proceed.

Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting.  Accordingly, abstentions and broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.  All other matters to come before the Meeting, if any, require the approval of a majority of the shares of Common Stock voted, in person or by proxy, at the Meeting, provided a quorum is present.  For purposes of the vote on such matters, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

SHARES OUTSTANDING AND VOTING RIGHTS

Holders of record of Common Stock at the close of business on March 23, 2009 (the "Record Date"), will be entitled to vote at the Meeting.  The holders of the shares of LSR Common Stock are entitled to one vote per share.  Such shares may not be voted cumulatively.  As of the Record Date, there were 13,347,295 shares of LSR Common Stock issued and outstanding and entitled to vote held by 1,863 shareholders of record.  The presence in person or by Proxy of the holders of at least a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting.  The directors and executive officers of the Company (8 persons), who as of the Record Date beneficially owned of record in the aggregate 4,099,396 (approximately 29.0%) of the outstanding shares of Common Stock, have indicated that they intend to vote all such shares FOR all of the proposals set forth herein.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees to each of the five positions on the Board of Directors of the Company are to be elected at the Meeting.  If elected, each will serve for one year or until his successor is elected and qualified.  Each such nominee is a current director.  The Company does not contemplate that any of the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying Proxy will vote for a substitute, or substitutes, in their discretion.

Your Board recommends a vote FOR the election to the Board of each of the nominees.

Listed below are the names and ages of the nominees, the year in which each first became a director and their principal occupations for at least the past five years.

Name and Age                   Principal Occupation

Andrew Baker - 60
Andrew Baker was appointed to the Huntingdon Life Sciences Group plc (“Huntingdon”) Board as Executive Chairman in September 1998 in connection with his leadership of a rescue plan for Huntingdon.  He became a Director and Chairman and CEO of LSR on January 10, 2002.  He is a chartered accountant and has operating experience in numerous companies involved in the delivery of healthcare ancillary services.  He spent 18 years until 1992 with Corning Incorporated (“Corning”) and held the posts of President and CEO of MetPath Inc., Corning’s clinical laboratory subsidiary, from 1985 to 1989.  He became President of Corning Laboratory Services Inc. in 1989, which at the time controlled MetPath Inc. (now trading as Quest Diagnostics Inc.), and Hazleton Corporation, G. H. Besselaar Associates and SciCor Inc., (all three now trading as Covance Inc.).  Since leaving Corning in 1992, Mr. Baker has focused on investing in and developing companies in the healthcare sector including Unilab Corporation (“Unilab”), a clinical laboratory services provider in California where Mr. Baker served as CEO from 1992 to 1996, and Medical Diagnostics Management, a U.S. based provider of radiology and clinical laboratory services to health care payers.  In 1997 he formed Focused Healthcare Partners (“FHP”), an investment partnership that acts as general partner for healthcare startup and development companies.  In 2005 he formed Alconbury Estates for the purpose of entering into a sale-leaseback transaction with the Company.  See “Certain Relationships and Transactions with Related Persons”.

Gabor Balthazar - 67
Gabor Balthazar was appointed to the Huntingdon Board as the Senior Independent Non-Executive Director in March 2000.  He became a director of LSR on January 10, 2002. He has been active in international marketing and management consulting for almost 30 years. Mr. Balthazar sat on Unilab’s board from 1992 until November 1999.  From 1985 to 1997 Mr. Balthazar served as a consultant to Frankfurt Consult, the merger/acquisition subsidiary of BHF-Bank, Frankfurt, Germany and to Unilabs Holdings SA, a Swiss clinical laboratory testing holding company, from 1987 to 1992.  He is a graduate of the Columbia Law School and the Columbia Business School in New York City.  Mr. Balthazar serves on the Audit Committee (Chairman), Compensation Committee (Chairman) and Nominating and Corporate Governance Committee.

Brian Cass – 61
Brian Cass, FCMA, CBE, was appointed to the Huntingdon Board as Managing Director/Chief Operating Officer in September 1998 and became a Director and President and Managing Director of LSR on January 10, 2002. Prior to joining Huntingdon he was a Vice President of Covance Inc. and Managing Director of Covance Laboratories Ltd. (previously Hazleton Europe Ltd.) for nearly 12 years, having joined the company in 1979 as Controller.  Mr. Cass worked at Huntingdon Research Centre between 1972 and 1974 and has previous experience with other companies in the electronics and heavy plant industries.  He has also held directorships with North Yorkshire Training & Enterprise Council Ltd and Business Link North Yorkshire Ltd.  In June 2002, in recognition of his contribution to science and professional achievement, Mr. Cass was appointed by the Queen of England as a Commander in the Most Excellent Order of the British Empire.  See, “Certain Relationships and Transactions with Related Persons”.

Afonso Junqueiras – 52
Afonso Junqueiras became a director of LSR on January 15, 2003.  He is a civil engineer and has been President and director of a South American private civil engineering firm since 1997.  Mr. Junqueiras serves on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Yaya Sesay – 66
Yaya Sesay became a director of LSR on January 10, 2003.  He served as a senior government official of an African nation for approximately 25 years, culminating in his service as Financial Secretary of the Ministry of Finance for three years.  For the past five years, Mr. Sesay has been an international businessman with an interest in the development of pharmaceutical products.  Mr. Sesay serves on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee (Chairman).

The Articles of Amendment and Restatement of LSR provide that the directors shall be not less than one in number and there shall be no maximum number of directors.  Any director appointed by the Board of Directors holds office only until the next following annual meeting, at which time he shall be eligible for re-election by the stockholders.  Directors may be removed from office only for cause.

No director or executive officer has a family relationship with any other director or executive officer.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

Ownership of Management and Directors

The following table sets forth certain information known to LSR regarding the beneficial ownership of LSR Common Stock as of the Record Date by:  (i) each of LSR’s directors and executive officers and (ii) all directors and executive officers as a group.  For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.  For purposes of computing the percentage of outstanding shares held by each person or group of persons named below on a given date, any security which such person or persons have the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  Except as noted below, each person has full voting and investment power over the shares indicated.

Name of Beneficial Owner	Amount of Beneficial Ownership		Nature of Beneficial Ownership	Percentage of Class

Andrew Baker	2,326,116		Direct	17.4%
Chairman and Chief Executive Officer	105,500		Vested Options	*
	2,431,616	(1)		18.1%

Gabor Balthazar	5,500		Direct	*
Director	22,500		Vested Options	*
	28,000			*

Mark Bibi	156,561		Direct	1.2%
General Counsel and Secretary	120,455		Vested Options	*
	277,016			2.1%

Brian Cass	455,893		Direct	3.4%
President and Managing Director	305,500		Vested Options	2.2%
	761,393			5.6%

Julian Griffiths	54,076		Direct	*
Vice President of Operations	112,750		Vested Options	*
	166,826			1.2%

Afonso Junqueiras	5,500		Direct	*
Director	2,500		Vested Options	*
	8,000			*

Richard Michaelson	298,242		Direct	2.2%
Chief Financial Officer	120,303		Vested Options	*
	418,545			3.1%

Yaya Sesay	5,500	Direct	*
Director	2,500	Vested Options	*
	8,000		*

All Directors and Executive Officers as a group (8 persons)	4,099,396		29.0%

*Signifies less than 1%.  All percentages calculated on the basis of 13,347,295 shares of Common Stock outstanding at the Record Date.  Shares subject to issuance upon presently exercisable options or warrants are included in the number of outstanding shares for purposes of calculating that holder’s percentage interest, as well as the aggregate percentage interest of all Directors and Executive Officers as a group.

(1) 1,874,477 of such shares are beneficially owned by Focused Healthcare Partners LLC, a New Jersey limited liability company that is controlled by Mr. Baker.

Ownership of Certain Beneficial Owners

The following table sets forth certain information, to the knowledge of LSR, regarding the beneficial ownership of LSR Common Stock as of the Record Date by all stockholders known by LSR (based on public filings with the Commission, except as otherwise noted) to be the beneficial owners of more than 5% of the outstanding shares of LSR Common Stock.  For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date when such person has the right to acquire such shares within 60 days after such date.  For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  Except as noted below, each person has full voting and investment power over the shares indicated.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned (1)

Andrew Baker	2,431,616 (2)	18.1%
c/o Life Sciences Research, Inc.
Mettlers Road
East Millstone, NJ 08875

Brian Cass	761,393 (3)	5.6%
c/o Huntingdon Life Sciences
Woolley Road
Alconbury, Huntingdon
Cambridgeshire PE28 4HS
England

_______________

(1)	Calculated pursuant to Rule 13d-3 promulgated under the Exchange Act and based on 13,347,295 shares of Common Stock outstanding as of the Record Date.

(2)
Mr. Baker is the Chairman and Chief Executive Officer of the Company. Includes presently exercisable options to purchase 105,500 shares.  As of the Record Date, 1,874,477 of such shares are beneficially owned by Focused Healthcare Partners LLC, a New Jersey limited liability company that is controlled by Mr. Baker.  Share ownership numbers reported herein are based on Company records and Form 4’s and Schedules 13D filed by Mr. Baker.

(3)
Mr. Cass is President and Managing Director of the Company.  Includes presently exercisable options to purchase 305,500 shares.  Share ownership numbers reported herein are based on Company records and Form 4’s and Schedules 13D filed by Mr. Cass.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors and its Committees

The Company’s Board of Directors (the “Board”) provides oversight and guidance to the Company’s senior management in its operation of the Company.  The Board reviews significant developments affecting the Company and acts on matters requiring its approval.  During summer 2005, in anticipation of obtaining a listing of the Company’s Common Stock on the New York Stock Exchange (“NYSE”), the Board conducted a comprehensive review of the Company’s corporate governance policies and practices, with a goal of assuring that such practices met all the NYSE’s listing standards, as well as all regulations adopted and implemented by the Securities and Exchange Commission (the “SEC”), as well as those under the Sarbanes-Oxley Act of 2002.  As a result of that comprehensive review, the Company adopted amended corporate governance procedures; amended its corporate governance charters for its various Board Committees (Audit; Compensation; Nominating and Corporate Governance); and posted such charters on the Company’s web site at www.lsrinc.net.  Prior to the Company’s listing on NYSE Arca in December 2006, the Board and its Committees again conducted a comprehensive review of its corporate governance procedures and charters, and amended these procedures and charters as necessary to assure compliance with NYSE Arca rules and regulations.  The current versions of all the Company’s corporate governance charters are posted on the Company’s website, and were most recently reviewed and updated in March 2009.

LSR has also adopted a Code of Business Conduct and Ethics which is applicable to LSR’s employees.  The Board has also adopted a Presiding Director policy.  These codes and policies are posted on LSR’s web site and were most recently reviewed and updated in March 2009.

The Board has affirmatively determined that three of the five Directors are independent, under the NYSE Arca Listing Standards and LSR’s own independence standards.  The Directors who have been determined to be independent are:  Gabor Balthazar, Afonso Junqueiras and Yaya Sesay.

The non-management members of the Board of Directors meet in executive sessions without the presence of any members of the Company’s management.

Meetings of Board of Directors

During 2008 four (4) meetings of the Board of Directors of LSR were convened.  Each of the directors attended all such meetings of the Board and all members of Board Committees attended all such meetings for the Committee on which he served, except that Mr. Sesay missed one meeting of the Compensation Committee and one meeting of the Audit Committee.

Director Compensation

During the period of January 1, 2008 through June 30, 2008, each non-employee director received a cash fee of $25,000 per year for service as a director.  During that period the Chairman of the Nominating and Corporate Governance Committee (Mr. Sesay) received an additional annual fee of $2,500, the Chairman of the Compensation Committee (Mr. Balthazar) received an additional annual fee of $2,500 and the Chairman of the Audit Committee (Mr. Balthazar) received an additional annual fee of $15,000.  Effective July 1, 2008 through December 31, 2008 each non-employee director’s annual fee was increased to $35,000.  Also effective July 1, 2008, each non-chairman member of a Board Committee receives an annual fee of $2,500 for that membership.  In addition, effective July 1, 2008, the Chairman of the Nominating and Corporate Governance Committee (Mr. Sesay) receives an additional annual fee of $5,000 per year; the Chairman of the Compensation Committee (Mr. Balthazar) receives an additional annual fee of $10,000 per year; and the Chairman of the Audit Committee (Mr. Balthazar) receives an additional annual fee of $10,000 per year.

Each non-employee director received two grants of restricted stock during 2008:  a grant of 1,500 shares on July 1, 2008 (with such shares to vest one half on July 1, 2009 and one half on July 1, 2010) and a grant of 1,500 shares on December 22, 2008 (with such shares to vest one half on December 22, 2009 and one half on December 22, 2010).  Non-employee directors are reimbursed for their travel and related expenses in connection with their services as directors.  Directors who are employees of the company (Messrs. Baker and Cass) receive no compensation for serving as a director.

Audit Committee

The Audit Committee of the Board of Directors of LSR is, among other things, authorized to retain and evaluate the Company’s independent accountants; to review and approve any major changes in accounting policy; to review the arrangements for, scope and results of the independent audit; to review and approve the scope of non-audit services to be performed by independent accountants and to consider the possible effect on the independence of the accountants; to review the effectiveness of internal auditing procedures and personnel; to review and discuss earnings press releases; to discuss policies with respect to risk assessment and risk management; to discuss with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate; to establish confidential, anonymous “whistleblower” complaint procedures; to review LSR’s policies and procedures for compliance with disclosure requirements with respect to conflicts of interest and for prevention of unethical, questionable or illegal payments; and to take such other actions as the Board shall from time to time so authorize.  Messrs. Balthazar, Junqueiras and Sesay comprise the Audit Committee.  Mr. Balthazar serves as Chairman.  The Board of Directors has determined that Mr. Balthazar meets the definition of “audit committee financial expert” as such term is defined under SEC rules.  Each member of the Audit Committee is considered to be an independent director under SEC and NYSE Arca standards.  The Audit Committee of LSR held eight (8) meetings during 2008.

The Audit Committee operates under a written charter adopted by the Board of Directors that is posted on LSR’s web site.  That charter was last reviewed and amended in March 2009.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls.  The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.  In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Review of Financial Statements and Other Matters with Independent Accountant

The Audit Committee discussed with the Company’s independent auditors for the fiscal year ended December 31, 2008, Hugh Scott, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.  In addition, the Audit Committee discussed with Hugh Scott the auditors’ independence from the Company and its management including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibilities of non-audit services with the auditors’ independence.

The Committee discussed with Hugh Scott the overall scope and plans for their 2008 audit.  The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  The Committee has concluded that Hugh Scott’s provision of audit and non-audit services to LSR is compatible with Hugh Scott’s independence.

The Committee has selected Hugh Scott to conduct the Company’s 2009 audit.  Representatives of Hugh Scott will be invited to attend the Annual Meeting.

Audit Fees

Fees for audit services totaled approximately $738,000 in 2008 and $895,000 in 2007, including fees associated with the annual audit and the audit of internal control over financial reporting and the reviews of the Company’s quarterly reports on Form 10-Q.

Audit Related Fees

Fees for audit-related services totaled approximately $139,000 in 2008 and $175,000 in 2007.  Audit-related services principally include consultation on tax and accounting issues, consultation on other accounting and internal control matters, including Sarbanes-Oxley requirements and other attest services.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $116,000 in 2008 and $134,000 in 2007.

All Other Fees

Hugh Scott, P.C. did not provide any services not described above in 2008 and 2007.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

The Audit Committee has considered whether the provision of the foregoing services is compatible with maintaining the principal accountant’s independence, and has determined that such independence has been maintained.

Recommendation that Financial Statements be Included in Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Other Matters

In accordance with SEC rules, the foregoing information, which is required by paragraphs (a) and (b) of Regulation S-K Item 306, shall not be deemed to be “soliciting material”, or to be “filed” with the Commission or subject to the Commission’s Regulation 14A, other than as provided in that Item, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Audit Committee
Gabor Balthazar (Chairman)
Afonso Junqueiras
Yaya Sesay

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Messrs. Sesay, Balthazar and Junqueiras.  Mr. Sesay serves as Chairman.  This Committee met one (1) time during 2008.

The Committee operates pursuant to a Nominating and Corporate Governance Committee Charter, which was last reviewed and updated in June 2008 and is scheduled to next be reviewed in June 2009.  The Committee has established as its mission statement:

a.           To evaluate and select qualified individuals as nominees for the Board of Directors.

b.	To oversee and supervise the nominating process and ensure appropriate procedures are in place for the selection and presentation of qualified candidates.

c.	To review, develop, evaluate and recommend to the Board appropriate corporate governance guidelines for the Company.

d.           To guide the Board in its annual evaluation of the Board’s performance.

e.	To engage in such other matters as may from time to time be specifically delegated to this Committee by the Board.

The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director.  Candidates may come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons.  All candidates must submit information regarding the nominee’s background, board experience, industry experience, independence, financial expertise, and other relevant information and are to be interviewed by the Chairman of the Board and at least one member of the Committee.  These candidates are evaluated at regular or special meetings of the Committee, and may be considered at any point during the year.  As described below, the Committee considers properly submitted shareholder nominations for candidates for the Board.  If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Committee.  The Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.  In evaluating nominations, the Committee seeks to recommend to shareholders a group that can best enable the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas.

The criteria for director nominees include:  the candidate’s professional experience and personal accomplishments; the candidate’s independence from the Company and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate’s ability to function as a member of a diverse group; the candidate’s recognition of and willingness to confront the special challenges of being an LSR director in view of the animal rights extremist campaign against the Company; and an understanding of the Company’s business and industry.

The Committee will consider director candidates recommended by shareholders.  Recommendations for consideration for nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date of the Company’s proxy statement released to shareholders in conjunction with the previous year’s meeting.

Code of Business Conduct and Ethics

We maintain a code of business conduct and ethics governing the conduct of our business and behavior by all personnel including our Chief Executive Officer, President and Chief Financial Officer.  The code was last reviewed and amended in March 2009.   A copy of the code is posted on LSR’s website.

Compensation Committee

In consultation with senior management, the Compensation Committee establishes the Company’s general compensation philosophy, and oversees the development and implementation of executive compensation programs and policies with respect to the engagement of independent contractors of the Company.  The Committee reviews on a periodic basis the Company’s executive compensation programs and makes any modifications that the Committee may deem necessary or advisable, in its sole discretion.

The Committee annually reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer and evaluates the performance of the Chief Executive Officer in light of those goals and objectives, including assessing the Company’s success in addressing the complexities and challenges that have been faced during that period.  Based on such evaluation, the Committee has the sole authority to set the compensation (including base salary, incentive compensation and equity-based awards) of the Chief Executive Officer.  In determining incentive compensation, the Committee considers, among other factors it deems appropriate from time to time, the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to management in prior years.

The Committee also reviews and approves the compensation (including base salary, incentive compensation and equity-based awards) of executive officers of the Company.  The Committee reviews the terms of the Company’s incentive compensation plans, equity-based plans, pension plans, and welfare benefit plans.  Unless otherwise delegated, the Committee administers such plans, including determining any incentive or equity-based awards to be granted to members of senior management under any such plan.

The Compensation Committee is comprised of Messrs. Gabor Balthazar, Afonso Junqueiras and Yaya Sesay.  Mr. Balthazar serves as Chairman.  Each is considered to be an independent director.  In addition, the Compensation Committee addresses issues required or recommended to be addressed by independent directors, including administration of the Company’s 2001 Equity Incentive Plan.  The Compensation Committee of LSR held three (3) meetings during 2008.

There were no Compensation Committee interlocks during 2008.

The Committee operates pursuant to a charter, which is available on the Company's website at www.lsrinc.net under the “Corporate Governance” icon.  That charter was most recently reviewed and amended in March 2009.  Under its charter, the stated purposes of the Compensation Committee are:

•	To establish the Company’s general compensation philosophy and oversee the development and implementation of executive compensation programs and policies;
•	To annually review and approve the Company’s goals and objectives relative to CEO compensation and to set the CEO compensation based on those goals and objectives;
•	To review and approve the compensation of other executive officers;
•	To review the terms of incentive compensation plans, equity-based plans, retirement plans and welfare benefit plans;
•	To review policies with respect to post-service arrangements and perquisites;
•
To produce with the assistance of management an annual report on executive compensation and a compensation discussion and analysis for inclusion in the Company’s annual report on Form 10-K or annual proxy statement;

•	To evaluate its own performance on an annual basis;
•	To retain consultants and professional advisors as it deems appropriate; and
•	To carry out such other duties as may be delegated to it by the Board from time to time.

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Philosophy and Objectives

LSR's executive compensation programs are designed to attract, motivate and retain executives critical to the Company's long-term success and the creation of stockholder value.  The Company's fundamental compensation philosophy is to closely link executive officers' total compensation with the achievement of annual and long-term performance goals.  Management and the Compensation Committee believe that compensation decisions are complex and best made after a careful review of individual and Company performance; Contract Research Organization (“CRO”) industry “peer group” compensation levels, including consideration of the relative size and complexity of each of these peer companies; and salary and total compensation levels of executives in other health care companies, high growth companies, and comparably sized companies.  The Committee awards compensation to the Company’s executive officers that is based upon Company and individual performance and that is designed to motivate them to achieve strategic objectives and to continue to perform at the highest levels in the future.

The Compensation Committee has developed an overall compensation program and specific compensation plans which are designed to enhance corporate performance, and thus stockholder value, by aligning the financial interests of executives with those of its stockholders.  In pursuit of these overall objectives, the structure and scope of the Company’s compensation program are designed to attract key executives to the Company and retain the best possible executive talent; to reinforce and link executive and stockholder interests through equity-based plans and encouragement of significant equity holdings in the Company; and to provide a compensation package that recognizes individual performance in conjunction with overall Company performance.

Based on the objectives described above, LSR strives to set a total compensation opportunity within range of the median of the total direct compensation paid to similarly situated executives at comparable companies against whom the Company competes in the CRO industry marketplace, and in the broader health care market for executive talent.  Actual compensation may be above or below the median based on the actual performance of LSR and the individual.  This approach is intended to ensure that a significant portion of executive compensation is based on LSR’s financial and strategic performance.

2008 Compensation Philosophy, Objectives and Actions

For 2008 the Compensation Committee, with the agreement and support of the full Board of Directors and of senior management, determined that the key performance goal for the Company remained the same as it was in 2007: to improve financial performance to more closely approximate the financial performance of its key competitors in the CRO industry, behind whom it has lagged historically.  The Compensation Committee decided that the best barometer of such financial performance again would be operating margin percentage and established a 16% operating margin goal for 2008, the same goal previously established under the 2007 Long Term Incentive Plan (the “2007 LTIP”).  The Compensation Committee continues to encourage a significant equity interest in the Company for its senior executives, and has historically encouraged their personal commitment to equity ownership, and rewarded operating performance, with the issuance of stock and stock options in order to further align their rewards with that of shareholders. The Compensation Committee believes that shareholder value is best maximized by improving operating margin percentage. Accordingly, the Compensation Committee determined that it would focus its incremental compensation on this measurement through incentive bonus plans rather than increases in base salaries  and based all incentive compensation for senior management for 2008 on improving the Company’s operating margin percentage. The Compensation Committee expressed its high level of satisfaction with the performance of the Company over the prior two years, noting the significantly improving financial performance of the Company during that period, and agreed with management to continue to focus senior management’s efforts on continuing to improve operating margin percentage during 2008.  The Compensation Committee believed that to the extent that the annual and long term incentive compensation of the named executive officers was tied directly to achieving specific performance levels of operating margin percentage, that the overall compensation of the named executive officers for 2008 would be an accurate reflection of Company financial performance, notwithstanding the initial absence of increases in base salaries.  The Compensation Committee made this determination cognizant that it was possible that the senior officers of the Company’s chief CRO industry competitors would receive raises in base salary and recognizing that the disparity between the two approaches had the possibility of causing dissatisfaction among the Named Executive Officers.  The Committee therefore determined to revisit base salaries of senior management later in the year during 2008.  The Compensation Committee did in fact revisit base salaries of senior management during the latter part of 2008, noting that base salaries for this group had not been increased since September 2005.  Accordingly, they approved increases in September 2008 for the five members of senior management (Messrs. Baker, Bibi, Cass, Griffiths and Michaelson) to be effective as of September 1, 2008.

At its December 2007 meeting, the Compensation Committee, upon the recommendation of the CEO, Andrew Baker, had determined not to adopt an annual bonus plan for 2008, so that full attention of senior management will be directed at achieving the performance goals established in the 2007 LTIP.  Consistent with this approach, they also decided at that December 2007 meeting not to issue any additional stock options or other stock-based compensation to the Named Executive Officers for 2008.  Again, this was not meant to reflect any dissatisfaction with the performance of senior management during 2007, but rather to simply focus their efforts on the single over-riding goal of improving operating margin percentage.

Roles and Responsibilities

Both the Compensation Committee and senior management are involved in the development, review and evaluation, and approval of the Company’s executive compensation programs.  In general, the roles are discussed below; additional details regarding the roles of each are addressed in the discussion of the “Annual Review of Executive Compensation.”

Compensation Committee

In consultation with senior management, the Compensation Committee establishes the Company’s general compensation philosophy, and oversees the development and implementation of executive compensation programs and policies with respect to the engagement of independent contractors of the Company.  The Committee reviews on a periodic basis the Company’s executive compensation programs and makes any modifications that the Committee may deem necessary or advisable, in its sole discretion.

The Committee annually reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer and evaluates the performance of the Chief Executive Officer in light of those goals and objectives, including assessing the Company’s success in addressing the complexities and challenges that have been faced during that period.  Based on such evaluation, the Committee has the sole authority to set the compensation (including base salary, incentive compensation and equity-based awards) of the Chief Executive Officer.  In determining incentive compensation, the Committee considers, among other factors it deems appropriate from time to time, the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to management in prior years.  During 2008, the Compensation Committee’s primary focus in establishing the compensation of the Chief Executive Officer was to tie his incentive compensation to an improvement in operating margin percentage and to ensure that his base salary was appropriate in light of peer companies and the competitive environment.

The Committee also reviews and approves the compensation (including base salary, incentive compensation and equity-based awards) of executive officers of the Company.  The Committee reviews the terms of the Company’s incentive compensation plans, equity-based plans, pension plans, and welfare benefit plans.  Unless otherwise delegated, the Committee administers such plans, including determining any incentive or equity-based awards to be granted to members of senior management under any such plan.

The Compensation Committee is comprised of Messrs. Gabor Balthazar, Afonso Junqueiras and Yaya Sesay. Mr. Balthazar serves as Chairman.  Each is considered to be an independent director.  In addition, the Compensation Committee addresses issues required or recommended to be addressed by independent directors, including administration of the Company’s 2001 Equity Incentive Plan.  The Compensation Committee of LSR held three (3) meetings during 2008.

There were no Compensation Committee interlocks during 2008.

The Committee operates pursuant to a charter, which is available on the Company's website at www.lsrinc.net under the “Corporate Governance” icon.  That charter was most recently reviewed and amended in March 2008.  Under its charter, the stated purposes of the Compensation Committee are:

•	To establish the Company’s general compensation philosophy and oversee the development and implementation of executive compensation programs and policies;
•	To annually review and approve the Company’s goals and objectives relative to CEO compensation and to set the CEO compensation based on those goals and objectives;
•	To review and approve the compensation of other executive officers;
•	To review the terms of incentive compensation plans, equity-based plans, retirement plans and welfare benefit plans;
•	To review policies with respect to post-service arrangements and perquisites;
•
To produce with the assistance of management an annual report on executive compensation and a compensation discussion and analysis for inclusion in the Company’s annual report on Form 10-K or annual proxy statement;

•	To evaluate its own performance on an annual basis;
•	To retain consultants and professional advisors as it deems appropriate; and
•	To carry out such other duties as may be delegated to it by the Board from time to time.

Senior Management

The Company’s senior management, under the leadership and direction of the Chief Executive Officer, sets the strategic direction for the Company and strives to design and develop compensation programs that motivate executives’ behaviors consistent with strategic objectives.  In collaboration with the Compensation Committee, senior management coordinates the annual review of the compensation programs for the executive officers.  This includes an evaluation of individual and Company performance, factors that have influenced the Company during the year, competitive practices and trends, and various compensation issues.  Based on the outcomes of this review, the CEO makes recommendations to the Compensation Committee regarding the compensation of each of the executive officers (other than the Chief Executive Officer, whose compensation is determined by the Compensation Committee).

Annual Review of Executive Compensation

LSR senior management and the Compensation Committee strive to maintain an executive compensation program that is structured to provide executive officers with a total compensation package that, at expected levels of performance, is competitive with those provided to other executives holding comparable positions or having similar qualifications in other similarly situated organizations in the CRO and healthcare industries.  This is achieved by the preparation of an annual review of executive officer compensation.

In the preparation of the annual review, management, under the direction of the CFO, reviews proxy statements filed by LSR’s CRO industry peer companies to obtain data about the compensation of the named executive officers.  (Additional information regarding this peer group of companies is provided below).  Based on competitive market data gathered from peer company proxy statements, management prepares a report to the Compensation Committee.  The report may also include similar compensation information for selected small cap healthcare companies outside the CRO industry.  This report also provides LSR executive officers’ total compensation and equity holdings.  Based on this report, discussion of compensation levels and packages offered to executives in other healthcare companies, and assessment of individual executive officer performance over the prior year, the CEO makes recommendations regarding the appropriate compensation for each of the executive officers (other than the Chief Executive Officer).  After reviewing these materials, the Compensation Committee evaluates the executive’s performance through reports from other senior management and, in some cases, personal observation.  The Compensation Committee takes into account this evaluation and other appropriate considerations to arrive at individual compensation decisions.

In making its decisions on each executive officer’s compensation, the Compensation Committee considers the nature and scope of all elements of the executive’s total compensation package, the executive’s responsibilities, factors pertaining to the executive’s home country, and his or her effectiveness in supporting LSR’s key strategic, operational and financial goals.  The Compensation Committee also considers recommendations from the Chief Executive Officer regarding total compensation for those executive officers.

Although the Compensation Committee receives information and recommendations regarding the design and level of compensation of the Company’s executive officers from Company management, the Compensation Committee makes the final decisions as to the plan design and compensation levels for these executives.

Compensation Peer Group

In determining the appropriate amount for each element of the total direct compensation (base salary, annual incentives, and long-term incentives), the Compensation Committee considers, among other things, the compensation paid for similar positions at other corporations within a peer group of companies prior to determining the executive officers’ compensation.  The peer group is comprised of companies against which LSR competes in the CRO industry.  There have historically been only two other publicly traded companies that have conducted substantial amounts of pre-clinical CRO safety testing, which is the Company’s primary business:  Charles River Laboratories, Inc. and Covance, Inc.  Thus, these two companies comprise the compensation peer group.

Management and the Compensation Committee acknowledge that both Charles River and Covance are substantially larger than the Company in terms of revenues and profits and take that fact into consideration when making compensation decisions.  The total compensation of the Company’s executive officers historically has been, and remains, below that of the total compensation paid at these peer companies.  In addition to size differences, the Compensation Committee also takes into account differences in complexity and challenges faced by each of the Company and its peer group (some of which are unique to LSR) in determining the proper range of executive officer compensation.

Mix of Compensation

LSR’s executive compensation program is composed of three key elements – base salary, an annual incentive bonus, and long term compensation – which represent an executive officer’s total direct compensation (excluding benefits and perquisites).  The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and LSR’s objectives, as well as preserve the flexibility to respond to the challenges (some of which are unique to LSR) which the Company faces.  The Compensation Committee’s historical goal has been to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support the Company’s objectives.  Historically, the majority of pay at LSR has been in the form of base salary.  Annual bonuses have been paid only when Company financial performance has in the opinion of the Compensation Committee and Senior Management merited it.  The Compensation Committee did not adopt a 2008 bonus plan for senior management, determining instead to focus all 2008 incentive compensation on the 2007 LTIP.   For 2008, the mix of these three elements for each of the named executive officers is illustrated in the following chart:

Percent of 2008 Total Direct Compensation

Officer	Base Salary	Annual Incentive Award(1)	Long-Term Incentive Awards(2)
Andrew Baker	100%	0%	0%
Richard Michaelson	100%	0%	0%
Brian Cass	100%	0%	0%
Julian Griffiths	100%	0%	0%
Mark Bibi	100%	0%	0%

(1)
No annual bonuses were paid in 2008 for 2008 performance.  Annual bonuseswere paid in March 2008 resulting from 2007 performance under the 2007annual bonus plan; those amounts were included in the 2008 proxy statement.

(2)
The mixture of pay elements noted above represents the belief that executiveofficers should have elements of their compensation tied to both short and longterm objectives.  This pay mixture is the result of historical Company paypractices, management recommendations, and Compensation Committee determinations.    The fact that no payments were made in 2008 under the 2007 LTIP is, the Committee believes, a reflection of the aggressive financial performance goals established under that plan.

Elements of Executive Compensation

The key elements of direct compensation for the executive officers are base salary, an annual incentive bonus, and equity-based compensation, typically delivered through stock options and stock grants.  The Compensation Committee determines the mix among each of these elements in any given year, and there is no certainty that any given element will be awarded in any specific year (other than base salary, but even in that element there is no guarantee that an increase in base salary will be awarded).  Executive officers also are eligible for other elements of indirect compensation, comprised of health and welfare benefits, pension, insurance, savings plans, and certain perquisites.  The Compensation Committee considers each of these elements when evaluating the overall compensation program design and may include all elements, or only some of the elements, in any given year.

Annual Base Salary

Base salaries for executives are determined by evaluating the responsibilities of the position held and the experience of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for positions having comparable responsibilities at other companies in the CRO industry.  In addition to comparing base salary compensation of other companies, consideration is given to the relative overall corporate performance of the Company in relation to its competitors in the industry, with the objective of achieving standards and setting base executive salaries in the Company consistent with (or at least relatively comparable to) the market rate paid for comparable positions in the CRO industry, taking into account both size and complexity differences.
An executive officer’s base salary generally reflects the officer’s responsibilities, tenure, job performance, and direct competition for the executive’s services.  The Compensation Committee reviews the base salaries of each executive officer, including the Chief Executive Officer, on an annual basis.  In addition to these annual reviews, the Committee may at any time review the salary of an executive who has received a significant promotion, whose responsibilities have been increased significantly, who has achieved exceptional performance, or who is the object of competitive pressure.  Any adjustments are based on the results of the annual review of market salary data, job performance of the executive officer over time, and the expansion of duties and responsibilities, if any.  No pre-determined weight or emphasis is placed on any one of these factors.

In general, the Committee targets the base salary levels of the Chief Executive Officer and other executive officers under the range of the 50th percentile of base salaries for comparable executive positions at key competitors.  Adjustment of an individual executive officer's actual base salary above the range of the 50th percentile of this reference group would generally be based upon:

•	Achieving or exceeding key business objectives;
•	Highly developed individual skills critical to the Company;
•	Demonstrating an ability to positively impact stockholder value;
•	Consistently superior levels of performance;
•	Experience and level of responsibility; and
•	Availability of skills in the market place

Consistent with its focus on improving operating margin percentage (and the incentive compensation benefits executives would realize from achievement of goals under the 2007 LTIP), the Compensation Committee did not approve any increases to the base salaries of the named executive officers in either 2006 or 2007.  This was not a reflection of any dissatisfaction with senior management performance, but rather of a desire to focus management efforts and the payment of incentive compensation on achieving operating performance targets.  In September 2008 the Committee determined to raise the base salary of three members of senior management (Messrs. Bibi, Griffiths and Michaelson) and in December 2008 raised the base salaries of the remaining two members of senior management (Messrs. Baker and Cass).

Annual Incentive Awards

The Company’s executive officers and other key persons are considered for an annual cash and/or stock bonus.  Eligible executives may receive bonus awards based upon certain percentages of base salary at threshold and maximum levels appropriate to the nature of their position in the Company.  Whether any bonus is awarded, and, if so, the amount thereof depends upon actual performance against predetermined individual and corporate objectives established by the CEO or the Compensation Committee.

The potential payments available under the annual incentive program for the named executive officers depend on the attainment of performance goals recommended by management and approved by the Compensation Committee at the beginning of each year.  In addition to these awards, the Compensation Committee may approve additional bonuses following a subjective evaluation of an executive officer’s performance and success in areas deemed to be significant to LSR.  Individual awards reflect both group performance and individual contributions to the Company’s success.

In March 2008, the Named Executive Officers received annual bonus awards based on the Company meeting predetermined financial goals established for fiscal year 2007 by the Compensation Committee.  Specifically, the Compensation Committee had established for fiscal year 2007 three threshold levels of operating margin percentage on which to base the awarding of annual bonuses.  The Company’s 2007 financial performance met the middle performance threshold.  However, the Compensation Committee, upon the recommendation of the Company’s CEO, Andrew Baker, determined not to establish a 2008 annual bonus plan for senior management, deciding instead to focus all 2008 incentive compensation for senior management on the 2007 LTIP.

2007 LTIP

At its meeting on December 6, 2006, the Committee determined amounts that may be paid to executive officers and certain senior management members of the Company in respect of LTIP awards for the four-year 2007-2010 performance period.  This plan is referred to as the 2007 LTIP.  The Committee established 16% as the specified average level of operating margin percentage to be achieved over any four consecutive quarters during such performance period that would trigger the payment of the awards.  This threshold level of operating margin percentage was higher than the maximum level of operating margin percentage under the 2007 Annual Bonus Plan (14.5%).  Consistent with historical practice, the Committee determined to establish an aggressive target, but a target that they believed would be  achievable within the 2007-2010 time period.  The awards would be paid in cash following confirmation by the Company’s independent auditor that the threshold performance level had been achieved, taking into account the payment of such bonuses.  The Compensation Committee selected the 16% operating margin target because they believed it accurately reflected the company’s goal of achieving operating performance that was comparable to the “mid- to high-teens” fully burdened operating margin performance enjoyed by its CRO peer company competitors, Covance and Charles River.  The Committee believed that the Company’s stock price would likely reflect its operating performance, and therefore determined that an appreciable improvement in stock price would likely accompany an improvement in operating margin performance from the 10.4% achieved by the company in 2006 to the 16% established as a target under the 2007 LTIP.  The committee recognized that 16% was an aggressive goal that might not be achieved, but believed it was in the best interests of the Company and its stockholders to focus senior management’s attention on a target that would represent a high level of achievement.

The Compensation Committee believed that the payout for achieving an aggressive target should be considerable and commensurate with the effort necessary to achieve this goal.  Accordingly, it determined that the payout upon achievement of the target would be equal to four times a specified percentage of then-current base salary assigned to each participant in the 2007 LTIP.  The specified percentage for Messrs. Baker and Cass was 50%; for Messrs. Michaelson and Griffiths was 40%, and for Mr. Bibi was 30%.  Thus, if the 16% target was achieved, Messrs. Baker and Cass would receive a payment equal to 200% of their base salary; Messrs. Michaelson and Griffiths would receive a payment equal to 160% of their base salary; and Mr. Bibi would receive a payment equal to 120% of his base salary.

The aggregate amount payable to all participants (which includes the five Named Executive Officers and other key members of management who are included in the 2007 LTIP) under the 2007 LTIP if the specified performance level is achieved is slightly in excess of $5 million.  The potential payments under this plan for each of the Named Executive Officers is as follows:

Andrew Baker, Chairman and CEO*	$1,222,816
Richard Michaelson, CFO	480,000
Brian Cass, President and Managing Director*	1,222,816
Julian Griffiths, Director of Operations*	489,126
Mark Bibi, Secretary and General Counsel	360,000

*
Payments to Messrs. Baker, Cass and Griffiths are made in UK pounds sterling.  For purposes of estimating these payments in US dollars, the 2008 average exchange rate of £1.00 = $1.8528 has been used.  The base annual salaries in place for each executive at the time of adoption of the LTIP were:  Andrew Baker: £330,000; Richard Michaelson: $300,000; Brian Cass: £330,000; Julian Griffiths: £165,000; Mark Bibi: $300,000.

The threshold level of operating margin percentage under the 2007 LTIP was not achieved during any of the four quarters of 2008.  Accordingly, no payments were made during 2008 under the 2007 LTIP.  The Committee determined that the 2007 LTIP would be the sole form of incentive compensation for senior management during 2008.  No 2008 Annual Bonus Plan was adopted for the Named Executive Officers.

Long-Term Equity Compensation

LSR provides executives with long-term equity compensation through the LSR 2001 Equity Incentive Plan (the “EIP”), which was approved by the Company’s shareholders in 2001.  The EIP is intended to encourage employees, consultants, and directors to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company.  The EIP also encourages this group to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders.  The EIP also enhances the Company’s and its subsidiaries’ ability to attract and retain the services of individuals who are essential for the growth and profitability of the Company, and the enhancement of shareholder value.

The Compensation Committee determined not to grant any stock options or other form of equity-based compensation to senior management for 2008.  The Committee did reserve 30,000 options for small grants during 2008 to operating management at a level below senior management (subsequently increased to a reserve of 75,000 options at the March 2008 meeting).

Health and Welfare Benefits

The Company provides its executive officers with benefits that are intended to be a part of a competitive total compensation package that provides health and welfare and retirement programs comparable to those provided to employees and executives at other companies in the CRO industry.  Except as specifically noted below, executive officers participate in the Company's health, life insurance and welfare programs on the same relative basis as other LSR employees.

Pension, Insurance and Savings Plans

The benefit plan descriptions below and accompanying tables provided in the “Summary Compensation Table”, and “Pension Benefits Table” provides an explanation of the major features of the Company’s employee benefit plans.

Pension Plans – Andrew Baker and Brian Cass each receives pursuant to his employment agreement an annual contribution to his private pension arrangements equivalent to 33% of his base annual salary.  Julian Griffiths receives an annual contribution to his private pension arrangements equivalent to 20% of this base annual salary.  LSR does not offer any pension plans to US employees, so neither Richard Michaelson nor Mark Bibi has any pension plan.

Insurance Plans – The Company pays for Richard Michaelson pursuant to his employment agreement the premiums for $1 million of term life insurance, and supplemental long term care insurance coverage.  Andrew Baker receives pursuant to his employment agreement reimbursement for his life insurance premiums.  The Company pays the premiums for supplemental long term care insurance coverage for Andrew Baker and Mark Bibi.

Medical Plans – Andrew Baker receives pursuant to his employment agreement reimbursement for his private medical insurance.  Messrs. Cass, Griffiths, Michaelson and Bibi participate in the health insurance plans offered generally to the Company’s employees and are provided supplemental health benefits described below under “Employment Agreements”.

Savings Plans – The Company provides executive officers in the U.S. the opportunity to participate along with all other U.S. employees in the Huntingdon Life Sciences Savings and Investment (the “401(k) Plan”) a tax-qualified broad-based employee savings plan.  Employee contributions up to 15% of pre-tax annual compensation are permitted up to dollar limits established annually by the Internal Revenue Service (“IRS”).  The Company contributes 75% of employee contributions up to a maximum of 6%.  (The Company suspended its matching contribution under the 401(k) Plan effective April 1, 2009.)  Messrs. Michaelson and Bibi participate in the 401(k) Plan.

Perquisites

Relocation Allowance – The Company provides Andrew Baker and Brian Cass each a relocation allowance of £2,000 per month.

Car Allowance – The Company provides executive officers with the following car allowances:  £1,000 ($1,853) per month to Messrs. Baker and Cass, £750 ($1,390) per month to Mr. Griffiths, and $1,000 per month to Messrs. Michaelson and Bibi.

Tax Preparation Fees – The Company paid tax preparation fees in 2008 for Messrs. Michaelson and Bibi in the amount of $2,700 for Mr. Michaelson and $2,500 for Mr. Bibi.

Club Fees – The Company paid $1,485 for membership fees for a luncheon club that provides Manhattan meeting space for the use of Richard Michaelson.

Gasoline expenses – The Company paid the gasoline expenses for Messrs. Cass and Griffiths in the amount of $9,120 for Mr. Cass and $6,426 for Mr. Griffiths.

Employment Agreements

Andrew Baker

The services of Mr. Baker are provided for not less than 100 days per year through a management services contract between Huntingdon and Focused Healthcare Partners (“FHP”), an investment firm controlled by Mr. Baker.  Under the contract, FHP agrees to provide the services of Mr. Baker as Chairman and CEO of the Company.  The management services contract will continue until terminated on 12 months’ written notice from either party.

Under the management services contract FHP was paid during 2008 an annual fee of £330,000, the same as in 2007, during the period January 1, 2008 through August 31, 2008.  That annual fee was increased by the Compensation Committee to £370,000 at its September 2008 meeting, such increase to be effective as of September 1, 2008.  In addition, Mr. Baker voluntarily accepted a 6% reduction in the base annual fee paid to FHP effective April 1, 2009 in connection with a company-wide 6% salary reduction.  Mr. Baker receives health and medical and life insurance benefits from the Company.  Mr. Baker receives contributions to his private pension arrangements, equivalent to 33 percent of this basic annual fee.  Effective April 1, 2009 Mr. Baker voluntarily accepted a reduction in such pension contribution from 33% to 28% in connection with a company wide reduction in pension benefits.  He is also entitled to a non-pensionable car allowance of £1,000 per month and £2,000 per month as a relocation allowance.  The management services contract may be terminated if either FHP or Mr. Baker is guilty of serious misconduct or is in material breach of the terms of the contract, among other reasons.  In the event of termination without “cause” following a “change in control”, as defined, FHP would receive a payment equal to 2.99 times this annualized fee plus an amount equal to 2.99 times all incentive compensation earned or received by FHP or Mr. Baker during the 12 months prior to termination.

Both FHP and Mr. Baker are bound by confidentiality restrictions and a restriction preventing Mr. Baker from holding any interests conflicting with those of the Company, without the Company’s consent.  Mr. Baker has undertaken to the Company that, during the continuance of the management services contract, he will not without the prior consent of the Company, be concerned or interested in any business, which competes or conflicts with the business of the Company.

Richard Michaelson

The services of Mr. Michaelson are provided through a service agreement between him and Huntingdon Life Sciences Inc. (a wholly owned subsidiary of the Company).  The service agreement appoints Mr. Michaelson as Chief Financial Officer of the Company.  Mr. Michaelson’s service agreement will continue until terminated by Mr. Michaelson on thirty days’ written notice or by Huntingdon Life Sciences Inc. on 12 months’ written notice.  In the event of termination without “cause” following a “change in control”, as defined, Mr. Michaelson would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Michaelson during the 12 months prior to termination.

Mr. Michaelson received during 2008 an annual salary of $300,000 gross, the same as he received in 2007, during the period January 1, 2008 through August 31, 2008.  That annual salary was increased by the Compensation Committee to $350,000 at its September 2008 meeting, such increase to be effective as of September 1, 2008.  Mr. Michaelson voluntarily accepted a 6% reduction in base annual salary effective April 1, 2009 in connection with a company-wide 6% salary reduction.  Mr. Michaelson is entitled to health insurance, life insurance, personal accident insurance, medical expenses insurance, long term care insurance, and participation in the 401(k) Plan of Huntingdon Life Sciences Inc.  Mr. Michaelson’s service agreement also provides for the payment of a bonus to Mr. Michaelson in the absolute discretion of the Company’s Board.  In addition, Mr. Michaelson is entitled to a car allowance of $1,000 gross per month.

The agreement may be terminated if Mr. Michaelson is guilty of serious misconduct or is in material breach of the terms of the service agreement, among other reasons.

Mr. Michaelson is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business conflicting with the business of the Company or any subsidiary unless the Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 percent of the total amount of shares or securities of any company quoted on a recognized investment exchange.

Brian Cass

The services of Mr. Cass are provided through a service agreement between Huntingdon Life Sciences Limited (a wholly owned subsidiary of the Company) and Mr. Cass, which appoints Mr. Cass as President/Managing Director of the Company.  Mr. Cass’ service agreement can be terminated on two years’ written notice from either party.

Mr. Cass received during 2008 a gross salary of £330,000 per annum, the same as he received in 2007, during the period January 1, 2008 through August 31, 2008.  That annual salary was increased by the Compensation Committee to £370,000 at its September 2008 meeting, such increase to be effective as of September 1, 2008. In addition, Mr. Cass voluntarily accepted a 6% reduction in base annual salary effective April 1, 2009 in connection with a company-wide 6% salary reduction.  Under the service agreement, Mr. Cass is also entitled to health insurance, life insurance, personal accident insurance and medical expenses insurance.  Mr. Cass receives contributions to his private pension arrangements, equivalent to 33 percent of his basic annual salary. Effective April 1, 2009 Mr. Cass voluntarily accepted a reduction in pension contributions from 33% to 28% in connection with a company-wide reduction in pension benefits.  He is also entitled to a non-pensionable car allowance of £1,000 gross per month and £2,000 per month as relocation allowance.  Mr. Cass’ service agreement also provides for payment to Mr. Cass of a bonus, in the absolute discretion of the Company’s Board.  In the event of termination without “cause” following a “change in control”, as defined, Mr. Cass would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Cass during the 12 months prior to termination.

Mr. Cass’ service agreement may be terminated if Mr. Cass is guilty of serious misconduct or is in material breach of the terms of the service agreement or is in breach of the model code for securities transactions by directors of listed companies, among other reasons.

Mr. Cass is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business that conflicts with the business of the Company or any subsidiary unless either the Company’s Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 percent of the total amount of shares or securities of any company quoted on a recognized investment exchange.

Julian Griffiths

The services of Mr. Griffiths are provided through a service agreement between him and Huntingdon Life Sciences Limited (a wholly owned subsidiary of the Company).  The service agreement appointed Mr. Griffiths as Finance Director of Huntingdon and he now holds the position of Vice President of Operations of the Company.  Mr. Griffiths’ service agreement will continue until terminated by Mr. Griffiths on six months’ written notice or by Huntingdon Life Sciences Limited on 12 months’ written notice.  In the event of termination without “cause” following a “change in control”, as defined, Mr. Griffiths would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Griffiths during the 12 months prior to termination.

Mr. Griffiths received during 2008 an annual salary of £165,000 gross, the same as he received in 2007, during the period January 1, 2008 through August 31, 2008.  That annual salary was increased by the Compensation Committee to £200,000 at its September 2008 meeting, such increase to be effective as of September 1, 2008.  Mr. Griffiths voluntarily accepted a 6% reduction in base annual salary effective April 1, 2009 in connection with a company-wide 6% salary reduction.  He is entitled to permanent health insurance, life insurance, personal accident insurance, medical expenses insurance and pension benefits.  Mr. Griffiths receives contributions to his private pension arrangements, equivalent to 20 percent of his base annual salary.  Effective April 1, 2009 Mr. Griffiths voluntarily accepted a reduction in such pension contributions from 20% to 15% in connection with a company-wide reduction in pension benefits.  Mr. Griffiths’ service agreement also provides for the payment of a bonus to Mr. Griffiths in the absolute discretion of the Company’s Board.

In addition, Mr. Griffiths is entitled to a non-pensionable car allowance of £750 gross per month.

The agreement may be terminated if Mr. Griffiths is guilty of serious misconduct or is in material breach of the terms of the service agreement, amongst other reasons.

Mr. Griffiths is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business conflicting with the business of the Company or any subsidiary unless either the Company’s Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 percent of the total amount of shares or securities of any company quoted on a recognized investment exchange.

Mark Bibi

The services of Mr. Bibi are provided through a service agreement between him and Huntingdon Life Sciences Inc. (a wholly owned subsidiary of the Company).  The service agreement appointed Mr. Bibi as General Counsel and Secretary of Huntingdon Life Sciences Inc. and he now also serves as the Company’s General Counsel and Secretary.  Mr. Bibi’s service agreement will continue until terminated by Mr. Bibi on thirty days’ written notice or by Huntingdon Life Sciences Inc. on 12 months’ written notice.  In the event of termination without “cause” following a “change in control”, as defined, Mr. Bibi would receive a payment equal to 2.99 times his annual salary plus an amount equal to 2.99 times all incentive compensation earned or received by Mr. Bibi during the 12 months prior to termination.

Mr. Bibi received an annual salary in 2008 of $300,000 gross, the same as he received in 2007, during the period January 1, 2008 through August 31, 2008.  That annual salary was increased by the Compensation Committee to $350,000 at its September 2008 meeting, such increase to be effective as of September 1, 2008.  Mr. Bibi voluntarily accepted a 6% reduction in base annual salary effective April 1, 2009 in connection with a company-wide 6% salary reduction.  He is entitled to health insurance, life insurance, personal accident insurance, long-term care insurance, medical expenses insurance and participation in the 401(k) Plan of Huntingdon Life Sciences Inc.

Mr. Bibi’s service agreement also provides for the payment of a bonus to Mr. Bibi in the absolute discretion of the Company’s Board.

In addition, Mr. Bibi is entitled to a car allowance of $1,000 gross per month.

The agreement may be terminated if Mr. Bibi is guilty of serious misconduct or is in material breach of the terms of the service agreement, among other reasons.

Mr. Bibi is bound by confidentiality restrictions and a restriction preventing him from being engaged, concerned or interested in any business conflicting with the business of the Company or any subsidiary unless the Board otherwise consents or the interest is limited to a holding or other interest of no more than 5 percent of the total amount of shares or securities of any company quoted on a recognized investment exchange.

Compensation of the Chief Executive Officer

In connection with the review of the Chief Executive Officer’s annual salary for 2008, the Compensation Committee reviewed, and compared, among other things, Mr. Baker’s total compensation to that of peer company CEOs.  The Committee also considered certain key goals for 2008, primarily an improvement in the Company’s operating margin percentage and certain unique challenges faced by the Company (most notably the animal rights extremist campaign against the Company) that makes Mr. Baker’s successful performance all the more notable.

For 2008, Mr. Baker’s base salary (payable as a fee to FHP) was £330,000 ($611,408 at the 2008 average exchange rate of £1.00 = $1.8528), the same as in 2007, during the period January 1, 2008 through August 31, 2008.  The Compensation Committee determined at its September 2008 meeting to increase that base annual salary to £370,000 ($685,536) effective as of September 1, 2008.  Mr. Baker received no cash incentive compensation during 2008 as a result of 2008 performance; however in March 2008 he received a cash bonus under the 2007 Annual Bonus Plan of £330,000 ($611,408) for achievement of 2007 financial goals.  When viewed in combination, his 2008 base salary plus actual annual incentive compensation earned during 2008 was £343,324 ($636,111).

Accounting and Tax Treatments of the Elements of Compensation

The Company accounts for stock-based awards, including stock options and stock awards, as provided in FAS123(R).
The Compensation Committee considers the potential impact of IRC Section 162(m) on compensation decisions.  Section 162(m) disallows a tax deduction by the Company for individual executive compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other four highest compensated senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the Company and that meets certain other technical requirements.  The Committee's approach with respect to qualifying compensation paid to executive officers for tax deductibility purposes is that executive compensation plans will generally be designed considering a number of factors, including tax deductibility.  However, non-deductible compensation may still be paid to executive officers when necessary for competitive reasons, to attract or retain a key executive, to enable the company to retain flexibility in maximizing its pay for performance philosophy, or where achieving maximum tax deductibility would not be in the best interest of the Company.

Post-Employment Compensation

Each of the Company’s named executive officers is party to an employment agreement that specifies the payment of certain post-employment compensation.  In the event their employment terminates other than for cause (and not in connection with a change of control of the Company), Messrs. Baker, Michaelson, Griffiths and Bibi would continue to receive their base compensation for a period of 12 months, and Mr. Cass for a period of 24 months.  If their employment is terminated without cause following a change in control, each of Messrs. Baker, Cass, Michaelson, Griffiths and Bibi would receive a payment equal to 2.99 times base compensation plus an amount equal to 2.99 times all incentive compensation earned during the 12 months prior to termination.

Set forth below are the total amounts payable in the event of termination by the Company without a change in control and with a change in control, based on compensation earned by the Named Executive Officers in 2008:

	Without a change in control			With a change in control
	Base compensation ($)	Incentive compensation ($)	Total ($)	Base compensation ($)	Incentive compensation ($)	Total ($)

Andrew Baker	685,518	-	685,518	2,049,699	-	2,049,699
Richard Michaelson	350,000	-	350,000	1,046,500	-	1,046,500
Brian Cass	1,371,036	-	1,371,036	2,049,699	-	2,049,699
Julian Griffiths	370,550	-	370,550	1,107,945	-	1,107,945
Mark Bibi	350,000	-	350,000	1,046,500	-	1,046,500
Total for All Named Executive Officers	3,127,105		3,127,105	7,300,343	-	7,300,343

The above table values are calculated using the 2008 base compensation, converted at the 2008 average exchange rate of $1.8528 for Messrs. Baker, Cass and Griffiths, who are paid in UK Pounds Sterling.

Compensation tables follow on the subsequent pages.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)

Andrew Baker	2008	$636,111	$0	$0	$0	$0	$0	$330,269	$966,380
Chairman and Chief	2007	$660,363	$660,363	$0	$0	$0	$0	$339,461	$1,660,187
Executive Officer	2006	$608,256	$152,064	$0	$831,970	$0	$0	$296,173	$1,888,463

Richard Michaelson	2008	$316,667	$0	$0	$0	$0	$0	$64,630	$381,297
Chief Financial Officer	2007	$300,000	$150,000	$0	$0	$0	$0	$64,612	$514,612
and Secretary	2006	$300,000	$37,500	$460,000	$0	$0	$0	$45,082	$842,582

Brian Cass	2008	$636,111	$0	$0	$0	$0	$0	$293,816	$929,987
President	2007	$660,363	$660,363	$0	$0	$0	$0	$312,654	$1,633,380
	2006	$608,256	$152,064	$0	$831,970	$0	$0	$287,506	$1,879,796

Julian Griffiths	2008	$327,319	$0	$0	$0	$0	$0	$93,198	$420,517
Vice President of	2007	$330,182	$165,091	$0	$0	$0	$0	$96,456	$591,728
Operations	2006	$304,128	$38,016	$0	$415,985	$0	$0	$85,059	$843,188

Mark Bibi	2008	$316,667	$0	$0	$0	$0	$0	$51,488	$368,155
General Counsel and	2007	$300,000	$150,000	$0	$0	$0	$0	$35,975	$485,975
Secretary	2006	$300,000	$37,500	$460,000	$831,970	$0	$0	$23,076	$1,652,546

Salary and other payments: Messrs. Baker, Cass and Griffiths are paid in UK pounds sterling. These amounts have been converted for 2008 figures at the average 2008 exchange rate of £1.00 = $1.8528, for 2007 figures at the average 2007 exchange rate of £1.00 = $2.0011 and for 2006 figures at the average 2006 exchange rate of £1.00 = $1,8432.
Stock awards:  The value of stock awards represents the number of shares multiplied by the closing price on the date of the award.
Options price:  The options issued on December 6, 2006 had an exercise price of $9.95 per share, the average daily high price for the five trading days ending on December 6, 2006.
Options – fair value:  the fair value of the options were estimated using a Black-Scholes option pricing model, with the assumptions; expected dividend yield of stock at 0%; expected volatility of stock 161.50%; risk-free interest rate 4.48% and the weighted average expected term on the options of 6.28 years.
All other compensation:
Andrew Baker: Included within ‘All Other Compensation’ were pension contributions of $209,917 (2008), $217,920 (2007) and $200,724 (2006), medical insurance of $18,530 (2008), $14,378 (2007) and $16,284 (2006), life insurance of $35,123 (2008), $35,124 (2007) and $12,810 (2006), a car allowance of $22,233 (2008), $24,013 (2007) and $22,118 (2006) and a relocation allowance of $44,466 (2008), $48,026 (2007) and $44,237 (2006).
Richard Michaelson: Included within ‘All Other Compensation’ were insurance of $38,305 (2008), $38,280 (2007) and $26,810 (2006), car allowance of $12,000 (2008), $12,000 (2007) and $12,000 (2006) and 401(k) contributions of $11,625 (2008), $11,625 (2007) and $4,772 (2006).
Brian Cass: Included within ‘All Other Compensation’ were pension contributions of $209,917 (2008), $217,920 (2007) and $200,724 (2006), a car allowance of $22,233 (2008), $24,013 (2007) and $22,118 (2006), a relocation allowance of $44,466 (2008), $48,026 (2007) and $44,237 (2006) and gasoline expenses of $9,120 (2008), $11,003 (2007) and $9,111 (2006).
Julian Griffiths: Included within ‘All Other Compensation’ were pension contributions of $65,464 (2008), $66,036 (2007) and $60,826 (2006) and a car allowance of $16,675 (2008), $18,010 (2007) and $16,589 (2006) and gasoline expenses of $6,426 (2008), $5,203 (2007) and $3,287 (2006). Mark Bibi: Included within ‘All Other Compensation’ were insurance of $26,983 (2008), $11,740 (2007) and nil (2006), a $12,000 car allowance (2008, 2007 and 2006) and a 401(k) contribution of $10,005 (2008), $10,005 (2007) and $9,720 (2006).

Grants of Plan-Based Awards in 2008

There were no grants of plan-based equity or non-equity awards to any of the Executive Officers during 2008.

Outstanding Equity Awards at 2008 Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	(#)	(#)	(#)	($)		(#)	(#)	(#)	($)

Andrew Baker
	55,500			$3.30	June 1, 2014
	50,000	50,000		$9.95	December 6, 2016

Richard Michaelson
	90,000			$1.50	March 1, 2012
	30,303			$3.30	June 1, 2014

Brian Cass
	200,000			$1.50	March 1, 2012
	55,500			$3.30	June 1, 2014
	50,000	50,000		$9.95	December 6, 2016

Julian Griffiths
	60,000			$1.50	March 1, 2012
	27,750			$3.30	June 1, 2014
	25,000	25,000		$9.95	December 6, 2016

Mark Bibi
	50,000			$1.50	March 1, 2012
	20,455			$3.30	June 1, 2014
	50,000	50,000		$9.95	December 6, 2016

Option Exercises and Stock Vested During 2008
	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)

Andrew Baker	200,000	$0	0	$0

Richard Michaelson	0	$0	0	$0

Brian Cass	0	$0	0	$0

Julian Griffiths	0	$0	0	$0

Mark Bibi	0	$0	0	$0

2008 Summary Compensation for Non-Executive Directors
Name and Principal Position	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Gabor Balthazar	2008	$50,000	$55,425	$0	$0	$0	$0	$105,425

Yaya Sesay	2008	$36,250	$55,425	$0	$0	$0	$0	$91,675

Alfonso Junqueiras	2008	$33,750	$55,425	$0	$0	$0	$0	$89,175

Audit Committee

The Audit Committee of the Board of Directors of LSR is authorized to retain and evaluate the Company’s independent accountants; to review and approve any major changes in accounting policy; to review the arrangements for, scope and results of the independent audit; to review and approve the scope of non-audit services to be performed by independent accountants and to consider the possible effect on the independence of the accountants; to review the effectiveness of internal auditing procedures and personnel; to review LSR’s policies and procedures for compliance with disclosure requirements with respect to conflicts of interest and for prevention of unethical, questionable or illegal payments; and to take other such actions as the Board shall from time to time so authorize.  Messrs. Balthazar, Junqueiras and Sesay comprise the Audit Committee.  Mr. Balthazar serves as Chairman.  The Board of Directors has determined that Mr. Balthazar meets the definition of “audit committee financial expert” as such term is defined under the SEC rules.  Each member of the Audit Committee is considered to be an independent director.

The Audit Committee operates under a written charter adopted by the Board of Directors that is posted on the Company’s web site.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee was comprised during 2008 of Gabor Balthazar, Afonso Junqueiras and Yaya Sesay.  Mr. Balthazar served as Chairman.  That composition remains the same currently.  None of such persons was during 2008 or currently is or prior to 2008 was an officer or employee of the Company.  None of such persons had any relationship requiring disclosure under Item 404 of Regulation S-K.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained elsewhere in this Form 10-K with the Company’s management.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Gabor Balthazar
Afonso Junqueiras
Yaya Sesay

CERTAIN RELATIONSHIPS AND
TRANSACTIONS WITH RELATED PERSONS

Private Placement.  On March 28, 2002 LSR completed the sale of 5,085,334 shares of Common Stock in a private placement transaction (the “Private Placement”).  All shares were sold for a purchase price of $1.50 per share.  Certain persons related to LSR purchased shares of LSR Common Stock in the Private Placement:

Andrew Baker.  Mr. Baker, Chairman and CEO of LSR, acquired 1,480,000 shares of LSR Common Stock in the Private Placement.  1,400,000 of such shares were acquired through conversion of $2,100,000 of the £2,000,000 ($2,910,000) loan made by Mr. Baker to Huntingdon in September 2002 (the “Baker Loan”) and 80,000 shares were acquired through conversion of a portion of the $550,000 participation in the Baker Loan entered into by FHP in March 2001 (the “FHP Participation”).

Brian Cass.   Mr. Cass, President and Managing Director of LSR, acquired 400,000 shares of LSR Common Stock in the Private Placement.  Mr. Cass acquired such shares through the delivery of two promissory notes, both of which were paid in full in 2006.  Both such promissory notes, each in the amount of £211,678.60, were to come due on March 28, 2007; bear interest at the rate of 5% per annum; and were secured by the 200,000 shares of LSR Common Stock purchased with the proceeds of each such loan.  The due date of each promissory note would be accelerated if Mr. Cass voluntarily resigned from his employment with LSR or had his employment terminated.  Repayment of one of the promissory notes was to be made by automatic deduction of £44,000 per year from the yearly pension contribution made by the Company to a pension plan established by Mr. Cass.  The other note was further collateralized by the £214,500 accrued in such pension account.  In addition, one-third of any yearly bonus received by Mr. Cass was to be used to reduce principal of the promissory notes.

Richard Michaelson.  Mr. Michaelson, Chief Financial Officer of LSR, acquired 150,000 shares of LSR Common Stock in the Private Placement.  100,000 of such shares were acquired for cash and 50,000 of such shares were acquired through conversion of a portion of the FHP Participation, representing Mr. Michaelson’s former ownership interests in FHP.  Mr. Michaelson no longer has any ownership interest in FHP.

Julian Griffiths.  Mr. Griffiths, former director of LSR and current Director of Operations of LSR, acquired 50,000 shares of LSR Common Stock in the Private Placement.  Mr. Griffiths acquired such shares through the delivery of a promissory note in the principal amount of £52,817 ($94,315), which was to come due on March 28, 2007; but was paid in full in 2003.  The promissory note bore interest at the rate of 5% per annum; and was secured by the 50,000 shares of LSR Common Stock purchased with the proceeds of the loan.

Mark Bibi.  Mr. Bibi, General Counsel and Secretary of LSR, acquired 50,000 shares of Common Stock in the Private Placement for cash.

In view of the proposed participation in the Private Placement by certain directors and officers of LSR and Huntingdon, a Special Committee of the LSR Board was formed to consider, negotiate and approve the Company’s decision to sell shares in the Private Placement and the terms of that sale.  The members of the Special Committee were Messrs. Gabor Balthazar and John Caldwell, both of whom were non-employee directors at the time and considered to be independent directors and neither of whom participated in the Private Placement.
FHP Warrants.  Warrants to acquire 410,914 shares of Common Stock at an exercise price of $1.50 were issued to FHP on June 12, 2002 following approval of such issuance by LSR’s stockholders at the 2002 Annual Meeting of Stockholders.  FHP exercised such warrants in full in October 2008.  FHP is controlled by Andrew Baker, Chairman and Chief Executive Officer of LSR.  Mr. Baker is currently the beneficial owner of 2,431,616 shares of LSR Common Stock.  See “Security Ownership of Directors and Executive Officers”.

Sale/Leaseback.  On June 14, 2005, the Company entered into and consummated the Sale/Leaseback Transaction with Alconbury.  Alconbury was newly formed in June 2005 and controlled by LSR’s Chairman and CEO, Andrew Baker.  The total consideration paid by Alconbury for the three properties was $40 million, consisting of $30 million cash and a five year, $10 million variable rate subordinated promissory note, which Alconbury paid in full on June 30, 2006, together with accrued interest of $0.6 million.  The Company agreed to pay the expenses incurred by Alconbury in the Sale/Leaseback Transaction of $4.9 million, subject to Alconbury’s obligation to reimburse those expenses in the future.  Such reimbursement shall be made in equal installments in each year of the five-year period beginning on June 14, 2008, the third anniversary of the closing date of the Sale/Leaseback Transaction.  Alconbury paid such first installment on June 14, 2008.

As part of the Sale/Leaseback Transaction, the Company (through subsidiaries) entered into thirty-year leases with Alconbury for each facility, with two five-year renewal options.  The initial base aggregate annual rent for the facilities was $4.9 million (approximately $1.8 million in the US and approximately $3.1 million in the UK) which increases by 3% each subsequent year for the UK facilities and by an amount equal to the annual US consumer price index for the US facility.  Under the terms of the leases, no security deposit was initially required, but a three-month security deposit was paid at the time that Alconbury refinanced its financing arrangements.  Additionally, because the leases are “triple net” leases, LSR also pays for all of the costs associated with the operation of the facilities, including costs such as insurance, taxes and maintenance.

Since the Sale/Leaseback Transaction was with a related party (Mr. Baker, LSR’s Chairman and CEO and the controlling owner of Alconbury), an Independent Committee of LSR’s Board of Directors (the “Committee”) was formed to analyze and consider the proposed Sale/Leaseback Transaction.  The Committee was comprised of the three independent directors of LSR:  Gabor Balthazar, Afonso Junqueiras and Yaya Sesay.  The Committee retained independent legal and financial advisors to assist in its analysis.  The Committee and LSR’s senior management (other than Mr. Baker) negotiated the key terms and provisions of the Sale/Leaseback Transaction with Alconbury.  In evaluating the total consideration negotiated for this transaction, the committee took into consideration an assessment and review of the levels of consideration that were proposed to be paid by independent third party bidders over the prior several years for sale/leaseback transactions of the Company’s operating facilities in transactions that were proposed and negotiated but not ultimately consummated.  The Committee also obtained appraisals of the facilities from independent real estate appraisal firms and a fairness opinion from an independent investment banking firm.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of Forms 3, 4, and 5 filed with the Commission by the Company's directors and officers in 2008 the Company believes that all such required forms were filed on a timely basis.

ANNUAL REPORT AND FINANCIAL STATEMENTS

You are referred to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including the financial statements and the management's discussion and analysis of the Company's financial condition and results of operations contained therein, which is being mailed together with this Proxy Statement.  The Annual Report on Form 10-K is not to be regarded as proxy soliciting material or a communication by means of which any solicitation is to be made.

STOCKHOLDER PROPOSALS

Any proposal by a stockholder intended to be presented at the Company's 2010 Meeting of Stockholders must be received by the Company no later than January 21, 2010 to be included in the Company's proxy statement and form of proxy relating to such annual meeting.  Any proposal should be addressed to the offices of the Company, Mettlers Road, P. O. Box 2360, East Millstone, NJ  08875, Attention: Secretary.

Under the provisions of our By-Laws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) have given timely notice thereof in writing to the Secretary of the Company; (b) the business must be a proper matter for stockholder action under Maryland law; (c) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Company with a “Solicitation Notice” (as that term is defined below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable laws to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Company’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice; and (d) if no Solicitation Notice relating thereto has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.  To be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to the first (1st) anniversary of the preceding year’s annual meeting.  For purposes of the 2010 annual meeting, that would mean such notice must be delivered no later than the close of business on February 21, 2010 nor earlier than the close of business on January 21, 2010.  Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Company’s Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (2) the class (and, if applicable, series) and number of shares of stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).  The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor) in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting.  The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

HOUSEHOLDING OF PROXY MATERIALS

Only one copy of this Proxy Statement has been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders.  This procedure is referred to as “householding”.  We have been notified that certain intermediaries (brokers or banks) also will household proxy materials.  We will deliver promptly, upon oral or written request, separate copies of the Proxy Statement to any stockholder at the same address.  If you wish to receive separate copies of one or both of these documents, you may write to Life Sciences Research, Inc., P. O. Box 2360, Mettlers Road, East Millstone, NJ  08875, Attention:  Secretary.  You may contact your broker or bank to make a similar request.  Stockholders sharing an address who now receive multiple copies of our Proxy Statement may request delivery of a single copy of each document by writing or calling us at the above address or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

AVAILABLE INFORMATION

Our Internet website is located at http://www.lsrinc.net.  The Company posts on its website its filings with the Securities and Exchange Commission (“SEC”), including those on Form 10-K, Form 10-Q and Form 8-K.  The reference to our Internet website does not constitute incorporation by reference of the information contained on or hyperlinked from our Internet website and should not be considered part of this document.

The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C.  20549.  The public may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  The SEC’s Internet website is located at http://www.sec.gov.

OTHER MATTERS

The Board does not know of any other matters to be brought before the Meeting.  However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy as in their discretion they may deem advisable.

By Order of the Board of Directors

Mark L. Bibi
Secretary and General Counsel

Dated: April 10, 2009